Exhibit 10.1

MANAGING DIRECTOR EMPLOYMENT AGREEMENT	DIENSTVERTRAG

between	zwischen

Kächle-Cama Latex GmbH, Eichenzell,	Kächle-Cama Latex GmbH, Eichenzell,

represented by the chairman of the shareholder’s meeting	vertreten durch den Vorsitzenden der Gesellschafterversammlung

- hereinafter referred to as “Company”	- nachstehend “Gesellschaft” genannt -

and	und

Dipl. Volkswirt Volker Laitsch, Leerstetter Str. 48, 90530 Wendelstein	Dipl. Volkswirt Volker Laitsch, Leerstetter Str. 48, 90530 Wendelstein

- hereinafter referred to also as the “Managing Director”	- nachstehend auch “Geschäftsführer” genannt -

Article 1. Appointment to the Chairman of the Management Board	§ 0 Bestellung zum Vorsitzenden der Geschäftsführung

1.               The shareholder’s meeting of the Company appointed Mr. Dipl. Volkswirt Volker Laitsch as managing director with effect as of July 1st, 1994. The Managing Director has been granted sole power of representation as long as no other managing director has been appointed.

1.               Die Gesellschafterversammlung der Gesellschaft hat Herrn Dipl. Volkswirt Laitsch ab 01. Juli 1994 zum Geschäftsführer bestellt. Der Geschäftsführer ist alleinvertretungsberechtigt solange kein weiterer Geschäftsführer bestellt ist.

2.               This Agreement shall become retroactively effective as of July 1, 2005 provided that the Parties to this Agreement mutually agree that the Managing Director has received and the Company has paid all remuneration and other benefits owed as compensation pursuant to §§ 3-5 below until the date hereof. This Agreement shall replace the management service agreement among the parties dated December 3rd, 1994.

2.               Dieser Dienstvertrag tritt rückwirkend zum 1. Juli 2005 in Kraft, wobei sich die Parteien dieses Vertrages darüber einig sind, dass der Geschäftsführer alle bis zum heutigen Tage nach §§ 3-5 fällig gewordenen Vergütungen erhalten hat. Dieser Dienstvertrag ersetzt den zwischen den Parteien bestehenden Dienstvertrag vom 03. Dezember 1994.

Article 2. Position and Scope of Duties	§ 0 Funktionsbereich und Aufgaben

0. The Managing Director shall perform his duties in accordance with applicable law, the Articles of Association and	0. Herr Laitsch führt die Geschäfte der Gesellschaft nach Maßgabe der Gesetze, der Satzung der

management by-laws, as amended.	Gesellschaft und der Geschäftsordnung für die Geschäftsführung in der jeweils geltenden Fassung.

The Managing Director shall devote his entire knowledge, ability and his full working time exclusively to the Company’s business.	Herr Laitsch verpflichtet sich, sein gesamtes Wissen und Können und seine volle Leistungskraft ausschließlich im Sinne der Unternehmensziele der Gesellschaft initiativ und verantwortlich einzusetzen.

2.               The Managing Director shall not engage in any other activity for remuneration without the prior consent of the shareholders in each instance. Other activities shall not affect the performance of his work. The Managing Director is permitted to publicize and to give lectures as long as the interests of the Company are not affected thereby.

2.               Jede entgeltliche Nebenbeschäftigung bedarf der Genehmigung durch die Gesellschafterversammlung. Sonstige Nebentätigkeiten dürfen die Erfüllung seiner Aufgaben nicht beeinträchtigen. Veröffentlichungen und Vorträge sind dem Geschäftsführer gestattet, soweit nicht das Interesse der Gesellschaft entgegensteht.

3.               The Managing Director can be required by the shareholder’s meeting to hold certain offices and to perform other ancillary services which are in the interest of the Company, even without any additional remuneration.

3. Die Gesellschafterversammlung kann den Geschäftsführer verpflichten, bestimmte Ämter und andere Nebentätigkeiten im Interesse der Gesellschaft auch unentgeltlich zu übernehmen.

4.               During the term of this Agreement, the Managing Director is not permitted to do any business for his own or someone’s account in the line of the Company’s business or in related business. Furthermore he is not permitted to participate directly in another company which is in the same business. He is also not permitted to serve to such a company or encourage it in one way or the other.

4.               Für die Dauer des Dienstverhältnisses darf der Geschäftsführer im Geschäftszweig der Gesellschaft und auf verwandten Gebieten weder für eigene noch für fremde Rechnung Geschäfte machen. Es ist ihm auch untersagt, sich an einem anderen Unternehmen, das sich auf diesen Gebieten betätigt, unmittelbar oder mittelbar zu beteiligen, für ein solches tätig zu werden oder ein solches Unternehmen in sonstiger Weise zu fördern.

5.               The obligation pursuant to § 2 no. 4 above shall continue to apply to the Managing Director after the termination of this Agreement for another twelve months to the extent permitted by law and without payment of any compensation. Such post-term non-compete obligation is limited to

5.               Die Verpflichtung nach § 2 Ziffer 4 gilt für den Geschäftsführer nach Beendigung dieses Vertrages für die Dauer von weiteren 12 Monaten soweit gesetzlich zulässig und ohne die Zahlung einer entsprechenden Entschädigung fort. Dieses nachvertragliche Wettbewerbsverbot the countries in which the Company (including its affiliates and agents) as of the date hereof does business and/or maintains a dependent or independent branch.

erstreckt sich räumlich auf die Länder, in denen die Gesellschaft und verbundene Unternehmen (einschließlich für diese auf eigene oder fremde Rechnung tätige Dritte) im Zeitpunkt der Unterzeichnung dieses Vertrages tätig sind und/oder selbständige oder unselbständige Niederlassungen unterhalten.

6.               The Managing Director shall accept management positions for affiliates or other companies in which the Company holds a share in. He shall also accept activities for organizations and other associations which the Company is associated with in terms of business. The Managing Director shall abdicate those positions and activities by the termination of this Agreement.

6.               Der Geschäftsführer wird Mandate und ähnlich Ämter in Gesellschaften, an denen die Gesellschaft unmittelbar oder mittelbar beteiligt ist sowie eine Tätigkeit in Verbänden und ähnlichen Zusammenschlüssen, denen die Gesellschaft aufgrund ihrer geschäftlichen Betätigung angehört, übernehmen. Der Geschäftsführer ist verpflichtet, Ämter der vorgenannten Art bei Beendigung des Anstellungsvertrages niederzulegen.

7. The Managing Director is authorized to represent the Company alone as long as there is no other managing director appointed.	7. Der Geschäftsführer ist berechtigt, die Gesellschaft nach außen allein zu vertreten solange kein weiterer Geschäftsführer bestellt ist.

8. The Managing Director is bound to the instructions of the shareholder’s meeting.	8. Der Geschäftsführer ist an die Weisungen der Gesellschafterversammlung gebunden.

9.               The Managing Director shall not disclose to any third party any confidential or other business information entrusted to him, or which otherwise become known to him and which relates to the Company, to any of its affiliates or the shareholders. This obligation shall not expire upon termination of the employment but shall remain in force.

9.               Der Geschäftsführer ist verpflichtet, alle Angelegenheiten und Verhältnisse der Gesellschaft, der mit ihr verbundenen Unternehmen und der Gesellschafter gegenüber unbefugten Dritten geheim zu halten. Diese Verpflichtung gilt auch nach Beendigung des Dienstverhältnisses.

Article 3. Compensation	§ 0 Bezüge

0. The Managing Director shall receive a monthly gross salary of €15,000.00 to be paid at the end of each month.	0. Der Geschäftsführer erhält für seine Tätigkeit ein monatliches Bruttogehalt von € 15.000,00 zahlbar jeweils zum Monatsende.

0. Furthermore, the Managing Director shall	0. Der Geschäftsführer erhält darüber hinaus

receive a profit-related management bonus in the amount of 5% of the annual net profit of the Company, before the deduction of the corporate income tax and possible supplementary taxes.	eine gewinnabhängige Jahrestantieme in Höhe von 5% des Jahresüberschusses der Gesellschaft, vor Abzug der Körperschaftssteuer und etwaiger Ergänzungsabgaben der Gesellschaft.

The Company’s income which is subject to corporate income tax shall be increased by	Das körperschaftssteuerpflichtige Einkommen der Gesellschaft ist zu erhöhen um

•       all profit-related management bonuses

•       the trade income tax

•       any extraordinary expenditures borne by the Company voluntarily and on the base of a shareholder’s resolution

•       the pro rata results of the Joint Ventures and the investments of the Company.

•       alle gewinnabhängigen Tantiemen

•       die Gewerbesteuer

•       außerordentliche Aufwendungen, die von der Gesellschaft freiwillig und auf der Basis eines Gesellschafterbeschlusses übernommen werden

•       die anteiligen Ergebnisse der Joint Ventures und Beteiligungen der Gesellschaft.

The Company’s income shall be reduced by any remuneration payable to supervisory or advisory board members of the Company.	Es ist zu kürzen um Vergütungen, die an Mitglieder des Aufsichtsrats oder Beirats zahlbar sind.

The management bonus shall amount to minimum €25,000.00 (in words: Euro twenty-five thousand) per annum.	Die Tantieme beträgt jedoch mindestens jährlich € 25.000 (in Worten: Euro fünfundzwanzigtausend).

A change of the annual net profit as a result of an audit by the fiscal authorities shall not have any effect on the determination of the calculation basis of the management bonus.	Eine Veränderung des Jahresüberschusses infolge einer Betriebsprüfung hat keinen Einfluss auf die Tantiemebasis.

The minimum management bonus shall be paid in December of the current year. The management bonus over and above this shall be paid within a month after the determination of the annual net profit by the shareholder’s meeting, but no later than the end of May following the fiscal year.

Die Mindestjahrestantieme ist zahlbar im Dezember des laufenden Jahres; die darüber hinausgehende Tantieme innerhalb eines Monats nach Feststellung der Tantiemebasis durch die Gesellschafterversammlung, spätestens Ende Mai des Jahres, das dem jeweiligen Geschäftsjahr folgt.

In case this Agreement terminates during a fiscal year the Managing Director will	Bei einer Beendigung des Dienstvertrages während des Geschäftsjahres erhält der receive a management bonus pro rata temporis and based on the profit of the Company in the prior fiscal year unless the Agreement is terminated for cause.

Geschäftsführer eine zeitanteilige Tantieme auf der Grundlage des Jahresüberschusses der Gesellschaft im vergangenen Geschäftsjahr, es sei denn die Beendigung des Dienstvertrages erfolgt aus wichtigem Grund.

Article 4. Compensation in case of Sickness, Accident, Death	§ 0 Bezüge bei Krankheit, Unfall, Tod

0.               In case the Managing Director is temporarily unable to perform his duties as Managing Director due to sickness, accident or other absence without the Managing Director’s fault or negligence, the Company shall continue to pay the Managing Director the salary set forth in Article 3 hereof for a period of 3 months, but not beyond the termination of this Agreement. The Company shall credit the sick benefit paid by the responsible health insurance company or other payments by the Federal Insurance Institution for Employees against the salary of the Managing Director.

0.               Bei einer vorübergehenden Arbeitsunfähigkeit, die durch Krankheit, Unfall oder aus einem anderen von dem Geschäftsführer nicht zu vertretenden Grund eintritt, werden die Bezüge gemäß § 3 für die Dauer von drei Monaten, längstens bis zur Beendigung des Anstellungsvertrages, in unveränderter Höhe gewährt, unter Anrechnung von erhaltenen Krankengeldzahlungen der zuständigen Krankenkasse oder dem Übergangsgeld der Bundesversicherungsanstalt für Angestellte.

In case the Managing Director has any legal claims against third parties relating to such sickness or absence for the time of inability of work, he shall either assign those claims to the Company or assert those himself at the Company’s option. The received payment shall also be credited against the salary of the Managing Director.

Stehen dem Geschäftsführer aufgrund gesetzlicher Vorschriften für die Zeit der Arbeitsunfähigkeit Schadensersatzansprüche hinsichtlich Verdienstausfall gegen einen Dritten zu, so müssen diese nach Wahl der Gesellschaft entweder an die Gesellschaft abgetreten oder vom Geschäftsführer selbst geltend gemacht werden; die erhaltenen Zahlungen werden ebenso bei der Gewährung der Bezüge angerechnet.

0.               In case the Managing Director dies during the period of this Agreement, his wife and his marital children, as long as they are not 25 years old, are entitled to receive t he unabated salary set forth in Article 3 of this Agreement for the month of the death and the following 3 months.

0.               Stirbt der Geschäftsführer während der Dauer des Anstellungsvertrages, so haben sein Witwe und seine ehelichen Kinder, soweit diese noch nicht das 25. Lebensjahr vollendet haben, als Gesamtgläubiger Anspruch auf unverminderte Gewährung der Bezüge gemäß § 3 für den Sterbemonat und die folgenden 3 Monate.

0.               The Managing Director will be covered by an accident Insurance paid for by the Company. The payment on accidental death shall amount to €160,000.00 and on disability €260,000.00. The Managing Director or his heirs are directly entitled to these claims.

0.               Die Gesellschaft wird Herrn Laitsch für die Dauer des Anstellungsvertrages gegen Unfall versichern und zwar mit € 160.000 für den Todesfall und € 260.000 für den Invaliditätsfall. Die Ansprüche aus der Versicherung stehen unmittelbar dem Geschäftsführer oder dessen Erben zu.

0. The Managing Director has agreed to have an annual medical examination. The Managing Director will inform the company about the result of these medical examinations.	0. Der Geschäftsführer ist bereit, sich einmal jährlich einer gründlichen ärztlichen Untersuchung zu unterziehen und die Gesellschaft über das Ergebnis dieser Untersuchung zu unterrichten.

0.               In the event that the Managing Director should become permanently unable to work during his employment, his employment shall terminate at the end of the calendar half year in which the permanent inability to work has been established. A permanent inability to work within the meaning of this agreement requires that the Managing Director is expected to be unable to perform his duties on a permanent basis due to illness, accident or other reasons for which the Managing Director is not responsible. In the case of doubt, the permanent inability to work shall be determined by an examination by a doctor named by the Company.

0.               Für den Fall, dass der Geschäftsführer während des Dienstverhältnisses dauerhaft dienstunfähig wird, endet das Dienstverhältnis zum Ende des Kalenderhalbjahres in dem seine dauerhafte Dienstunfähigkeit festgestellt worden ist. Eine dauerhafte Dienstunfähigkeit im Rahmen dieses Dienstvertrages setzt voraus, dass der Geschäftsführer ohne sein Verschulden voraussichtlich dauerhaft nicht in der Lage sein wird, seine Pflichten nach diesem Vertrag aufgrund von Krankheit, Unfall oder aus sonstigen Gründen auszuüben. Im Zweifelsfall ist die dauerhafte Dienstunfähigkeit von einem von der Gesellschaft benannten Arzt festzustellen.

Article 5. Miscellaneous Ancillary Services	§ 0 Sonstige Nebenleistungen

0.               The Managing Director will be provided with an appropriate company car upper middle-seized class for the period of his service. The Managing Director may use this car for business and private purposes. The Company shall pay for the operating and running costs. The taxes imposed with the respect to the private usage shall be borne by the Managing Director.

0.               Die Gesellschaft stellt dem Geschäftsführer für die Dauer seiner Tätigkeit einen angemessenen Personenkraftwagen der gehobenen Mittelklasse zur dienstlichen und privaten Nutzung zur Verfügung. Betriebs- und Unterhaltungskosten trägt die Gesellschaft. Der Geschäftsführer hat den Wert der privaten Nutzung als Sachbezug zu versteuern.

0. The Company shall pay compensation for	0. Für Reisekostenerstattungen gilt die

traveling according to the internal regulations of the Company. These regulations are part of this Agreement in its applicable version.	innerbetriebliche Regelung der Gesellschaft, die in der jeweils geltenden Fassung Bestandteil des Vertrages ist.

Article 6. Vacation	§ 0 Urlaubsanspruch

1.               The Managing Director is entitled to 30 working days of vacation per year. The vacation should be taken in separate sections. The time of vacation shall be determined in consultation with the chairman of the shareholder’s meeting taking in consideration the interests of the Company.

1.               Der Geschäftsführer hat Anspruch auf einen Jahresurlaub von 30 Arbeitstagen, der in Teilabschnitten genommen werden soll. Die Urlaubszeiten sind im Einvernehmen mit dem Vorsitzenden der Gesellschafterversammlung unter Berücksichtigung der geschäftlichen Belange der Gesellschaft festzulegen.

2. A compensation for any not taken vacation will not be paid.	2. Eine Entschädigung für nicht genommenen Urlaub wird nicht gewährt.

Article 7. Term	§ 0 Laufzeit

1.               This Agreement shall become retroactively effective as of July 1, 2005 and shall have a five years’ term. Each Party may terminate this agreement for the first time as of June 30, 2007 and subject to a three months notice period, i.e. by giving notice no later than March 31 of the respective year which shall terminate the agreement as of June 30 of the respective year. If no notice is given by either Party, the term of this agreement shall automatically be extended for another year. This agreement shall terminate automatically without the need of giving notice as of June 30, 2010 at the latest.

1.               Dieser Vertrag tritt rückwirkend zum 1. Juli 2005 in Kraft und wird für einen Zeitraum von fünf Jahren abgeschlossen. Jede der Vertragsparteien hat erstmalig zum 30. Juni 2007 die Möglichkeit, diesen Vertrag mit einer Kündigungsfrist von 3. Monaten - das heißt spätestens am 31. März des jeweiligen Jahres - zu kündigen mit der Maßgabe, dass das Vertragsverhältnis dann zum 30. Juni des jeweiligen Jahres endet. Wird der Vertrag nicht gekündigt, verlängert er sich automatisch um ein Jahr. Der Vertrag endet, ohne dass es einer besonderen Kündigung bedarf, spätestens am 30. Juni 2010.

2.               The Company shall be entitled to remove the Managing Director from his office and to release him from any duties under this Agreement prior to the end of the term. If the Managing Director is released from his duties prior to the end of the term, he shall nevertheless remain entitled to his

2.               Die Gesellschaft hat das Recht, den Geschäftsführer auch vor Ablauf der Vertragslaufzeit jederzeit abzuberufen und den Geschäftsführer von seinen Pflichten nach Maßgabe dieses Dienstvertrages freizustellen. Wird der Geschäftsführer von seinen Dienstpflichten vor Ablauf der remuneration pursuant to § 3 of this Agreement, unless his removal from office and the release from his duties has been made for cause; the company car must be returned to the Company in any event and with all pertaining documents and keys. No further severance pay shall be payable.

Vertragslaufzeit freigestellt, erhält er dennoch weiterhin seine Bezüge nach § 3 dieses Dienstvertrages, es sei denn die Abberufung und die Freistellung erfolgten aus wichtigem Grund; der zur Verfügung gestellte Dienstwagen ist der Gesellschaft in jedem Fall mit allen Papieren und Schlüsseln unverzüglich zurückzugeben. Eine darüber hinaus gehende Abfindung wird dem Geschäftsführer nicht gewährt.

3.               If the Managing Director resigns from his office as Managing Director of the Company prior to the end of the term, this Agreement shall also automatically terminate as of the date such resignation becomes effective; in this case § 7 no. 2, sentence 2, 1st half-sentence shall not apply.

3.               Sofern der Geschäftsführer sein Amt vor Ablauf der Vertragslaufzeit niederlegt, gilt der Dienstvertrag mit Wirksamkeit der Niederlegung als beendet; § 7 Ziffer 2, S. 2, 1. HS findet in diesem Fall keine Anwendung.

4. The right of termination for cause shall remain unaffected.	4. Das Recht zur fristlosen Kündigung aus wichtigem Grund bleibt unberührt.

5. Any notice of this Agreement must be in writing. The Managing Director shall give his notice to the chairman of the shareholder’s meeting.	5. Eine Kündigung bedarf zu ihrer Wirksamkeit der Schriftform. Die Kündigung durch den Geschäftsführer ist gegenüber dem Vorsitzenden der Gesellschafterversammlung zu erklären.

6.               By the time of the termination of this Agreement or the termination of the service of the Managing Director he shall give back all company related items, especially books, scripts and notes. The Managing Director has not right of retention.

6.               Bei Beendigung des Dienstverhältnisses oder bei Einstellung der Tätigkeit hat der Geschäftsführer sämtliche, die Gesellschaft betreffende Gegenstände, insbesondere Bücher, Schriften und Aufzeichnungen, an diese herauszugeben; ein Zurückbehaltungsrecht steht ihm nicht zu.

Article 8. Other Provisions	§ 0 Schlußbestimmungen

0. Any amendments to this agreement, including any amendment to this clause, shall be in writing.	0. Änderungen dieses Vertrages einschließlich dieser Schriftformklausel bedürfen ebenfalls der Schriftform.

0. Place of execution of this Agreement is the place of business of the Company.	0. Erfüllungsort für alle Leistungen aus diesem Vertrag ist der Sitz der Gesellschaft.

0.               The full or partial invalidity of any provision of this Agreement shall not affect the validity of the remainder hereof. Any invalid provision shall be replaced to the extent legally permitted by a respective provision which duly reflects the economic agreement intended by the parties or would be intended by the parties if they had known about the invalidity of the provisions.

0.               Sollte eine Bestimmung dieses Vertrages ganz oder teilweise unwirksam sein oder ihre Rechtswirksamkeit später verlieren, so soll hierdurch die Gültigkeit der übrigen Bestimmungen nicht berührt werden. Anstelle der unwirksamen Bestimmungen soll, - soweit nur rechtlich zulässig - eine andere angemessene Regelung gelten, die wirtschaftlich dem am Nächsten kommt, was die Vertragsparteien gewollt haben oder gewollt haben würden, wenn sie die Unwirksamkeit der Regelung bedacht hätten.

0. This Agreement shall be governed by German law without regard to conflict of law principles.	0. Auf diesen Vertrag findet deutsches Recht mit Ausnahme der Vorschriften zum Internationalen Privatrecht Anwendung.

0. For the contractual relationship of the parties the German version of this Agreement shall prevail over the English version.	0. Maßgeblich für das Vertragsverhältnis ist die deutsche Fassung dieses Anstellungsverhältnisses.

Eichenzell, 29 Mai 2006

/s/ Volker Laitsch
(Volker Laitsch)

Kächle-Cama Latex GmbH
vertreten durch ihre alleinige Gesellschafterin North Safety Products Holding GmbH

/s/ Robert Peterson
(Robert Peterson)